Exhibit 5.1

OPINION OF MORGAN, LEWIS & BOCKIUS LLP

October 6, 2003

Nanogen, Inc.

10398 Pacific Center Court

San Diego, CA 92121

Re:	Nanogen, Inc.—Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Nanogen, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) for filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder.

The Registration Statement relates to 4,228,791 shares (the “Shares”) of the Company’s Common Stock, par value $.001 per share (the “Common Stock”), to be sold by the selling security holders named in the Registration Statement. The Shares consist of 2,121,211 shares of Common Stock that are issued and outstanding (the “Outstanding Shares”) and up to 2,107,580 shares of Common Stock (the “Warrant Shares”) that are issuable, in the aggregate, upon the exercise of outstanding warrants issued by the Company on September 19, 2003 and April 12, 2002 (collectively, the “Warrants”).

In rendering the opinion set forth below, we have examined the Registration Statement, copies of the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, forms of the Warrants, resolutions adopted by the board of directors of the Company and such other documents, and have made such inquiries of the Company’s officers, as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed (i) the genuineness of documents submitted to us as originals and the genuineness of, and conformity with, the originals of all documents submitted to us as copies thereof; and (ii) the reservation and continued availability of a sufficient number of authorized but unissued shares of Common Stock to satisfy the rights of the holders of the Warrants upon the exercise thereof.

Based upon the foregoing, we are of the opinion that the Outstanding Shares and the Warrant Shares have been duly authorized, that the Outstanding Shares are validly issued, fully paid and non-assessable and that the Warrant Shares, when issued in accordance with the terms of the respective Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/    MORGAN, LEWIS & BOCKIUS LLP